Exhibit 16.1

October 17, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Digerati Technologies, Inc. to be filed with the Securities and Exchange Commission on or about October 19, 2018. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP

www.lbbcpa.com

Houston, Texas